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Exhibit 21

Subsidiaries of Alion Science and Technology Corporation

        Alion Science and Technology Corporation wholly-owns (directly or indirectly) each of the following subsidiaries.

  1.
  Innovative Technology Solutions Corporation, incorporated in the State of New Mexico,

  2.
  Alion—IPS Corporation, incorporated in the Commonwealth of Virginia,

  3.
  Alion—METI Corporation, incorporated in the Commonwealth of Virginia,

  4.
  Alion—CATI Corporation, incorporated in the State of California,

  5.
  Alion—JJMA Corporation, incorporated in the State of New York,

  6.
  Alion International Corporation, incorporated in the State of Delaware,

  7.
  Alion Offshore Services, Inc., incorporated in the State of Delaware

  8.
  Alion Asia Corporation, incorporated in the State of Delaware

  9.
  Alion Science and Technology (Canada) Corporation, incorporated in the Province of Nova Scotia,

  10.
  Alion—BMH Corporation, incorporated in the Commonwealth of Virginia,

  11.
  Washington Consulting, Inc., incorporated in the Commonwealth of Virginia,

  12.
  Alion—MA&D Corporation, incorporated in the State of Colorado,

  13.
  Washington Consulting Government Services, Inc., incorporated in the Commonwealth of Virginia, and

  14.
  Alion Maritime India Private Limited, chartered in National Capital Territory of Delhi, India.

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  Exhibit 21
Subsidiaries of Alion Science and Technology Corporation